EXHIBIT 4.2

THE CLOROX COMPANY

COMPANY ORDER

Pursuant to the authorization of the Board of Directors of The Clorox Company (the “Company”) in resolutions duly adopted by the Board of Directors of the Company by unanimous written consent on April 29, 2022 (the “Resolutions”), the undersigned, being duly authorized, hereby approves the issuance of each of the series of Notes (as defined herein) of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture (the “Indenture”), dated as of May 11, 2022, between the Company and U.S. Bank Trust Company, National Association (the “Trustee”).

TITLE OF SERIES:	4.400% Notes due 2029 (the “2029 Notes”)
4.600% Notes due 2032 (the “2032 Notes,” and together with the 2029 Notes, the “Notes”)

PRINCIPAL AMOUNT:	$500,000,000 of the 2029 Notes
$600,000,000 of the 2032 Notes

INTEREST RATE:	4.400% per annum on the 2029 Notes
4.600% per annum on the 2032 Notes
in each case payable semiannually on May 1 and November 1 of each year, commencing on November 1, 2022 to the holders of record at the close of business on April 16 and October 17 next preceding such interest payment dates.

MATURITY DATE:	May 1, 2029 for the 2029 Notes and May 1, 2032 for the 2032 Notes.

PUBLIC OFFERING PRICE:	2029 Notes: 99.527% of the principal amount plus accrued interest, if any, from May 11, 2022 to the date of closing.
2032 Notes: 99.480% of the principal amount plus accrued interest, if any, from May 11, 2022 to the date of closing.

PLAN OF DISTRIBUTION:	A public offering underwritten by J.P. Morgan Securities LLC; Morgan Stanley & Co. LLC; MUFG Securities Americas Inc.; RBC Capital Markets, LLC; Wells Fargo Securities, LLC; Citigroup Global Markets Inc.; Goldman Sachs & Co. LLC; Scotia Capital (USA) Inc.; U.S. Bancorp Investments, Inc.; Loop Capital Markets LLC; Blaylock Van, LLC; and Penserra Securities LLC

UNDERWRITING DISCOUNT:	0.625% of the principal amount for the 2029 Notes 0.650% of the principal amount for the 2032 Notes

OPTIONAL REDEMPTION:	Make-whole call as set forth in the Notes and solely with respect to the 2029 Notes, par call within two months of the maturity date, as set forth in the terms of the Notes, and solely with respect to the 2032 Notes, par call within three months of the maturity date, as set forth in the terms of the Notes.

ADDITIONAL NOTES:	The Company may issue additional Notes of the same series at any time provided that the additional notes shall have the same terms as the Notes other than the price, aggregate amount, date of issue, initial interest rate, any separate CUSIP or ISIN numbers as are required and provided that for United States federal income tax purposes, such additional notes must be issued under separate CUSIP and ISIN numbers from the original series unless such additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

MANDATORY REDEMPTION:	None.

LISTING:	None.

PLACE AND MANNER OF PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the terms of the Notes.

DENOMINATIONS:	Minimum denomination of $2,000 and additional increments of $1,000.

EVENTS OF DEFAULT:	As set forth in the forms of the Notes and the Indenture.

CURRENCY:	Payable in U.S. dollars.

FORM OF SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Depository Trust Company, New York.

By:	/s/ Patricia P. Gonzalez
Name: Patricia P. Gonzalez
Title: Vice President – Treasurer

By:	/s/ Iké Adeyemi
Name: Iké Adeyemi
Title: Vice President – Corporate Secretary
& Associate General Counsel

[Signature Page to Company Order]